UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 26, 2016

TERADATA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33458	75-3236470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10000 Innovation Drive Dayton, Ohio	45342
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (866) 548-8348

N/A

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Teradata Corporation (the “Company” or “Teradata”) is in the process of executing a business transformation of the Company and recently completed the sale of its marketing applications business to an affiliate of Marlin Equity Partners (“Buyer”) as part of that transformation. In connection with these efforts, the Company has implemented a new organizational model, and Teradata’s Board of Directors (the “Board”) has determined that the position of Chief Operating Officer of the Company will no longer be required. As a result, at its meeting on July 26, 2016, the Board decided to eliminate that position and, given that there is not another equivalent senior management position for him at the Company, mutually agreed with Robert Fair that he will no longer be an executive officer of the Company as of August 1, 2016. At that meeting, the Board also approved the terms of a separation agreement with Mr. Fair (the “Agreement”), whereby Mr. Fair will continue to serve as a non-officer employee of the Company through November 1, 2016 (the “Separation Date”), in order to facilitate the transition of the functions previously managed by Mr. Fair to other business leaders, assist with the post-closing transition of the marketing applications business to Buyer, and perform such other duties as may be specified by Teradata’s President and Chief Executive Officer.

Under the terms of the Agreement, in addition to his accrued benefits as of the Separation Date, the Company will pay Mr. Fair cash severance of $1,472,625, payable in installments over a fifteen-month period, and Mr. Fair will be entitled to continued health and dental coverage for eighteen months after the Separation Date under the Company’s group health and dental plans, with a subsidy by the Company such that Mr. Fair will be obligated to pay only the insurance premium contributions required of active employees. Mr. Fair also will be eligible to receive his annual incentive bonus for 2016 under the Company’s Management Incentive Plan, based on the Company’s actual 2016 performance and prorated for the portion of the year through the Separation Date. In accordance with the terms of the Company’s stock incentive plans and award agreements as applicable in a reduction-in-force, Mr. Fair will be entitled to prorated vesting of his outstanding restricted share unit awards, based on his continued employment through the Separation Date. Mr. Fair will receive accelerated vesting of 14,791 of the stock options granted to him on December 1, 2015, which otherwise would have vested on December 1, 2016 if his employment had continued through that date. Otherwise, Mr. Fair will forfeit any unvested Teradata stock options as of the Separation Date, and his vested stock options will remain exercisable until the earlier of three years after the Separation Date or the applicable expiration date. For up to one year following the Separation Date, Mr. Fair will be entitled to participate in the Company’s outplacement assistance program, as applicable to Teradata officers and senior executives in the event of a reduction-in-force. Severance benefits under the Agreement are conditioned on a standard release of claims, and the Agreement requires Mr. Fair to confirm that the restrictive covenants that apply to him will continue to apply after the Separation Date.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

Item 5.03.         Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 26, 2016, the Board amended and restated the Company’s Bylaws to implement a proxy access bylaw. Section 17 of Article II of the Amended and Restated Bylaws permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board, provided that such stockholder(s) and nominee(s) satisfy the requirements set forth in Section 17 of the Amended and Restated Bylaws.

The foregoing summary is qualified in its entirety by reference to the full text of the Company’s Amended and Restated Bylaws, which are attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated in this Item 5.03 by reference.

Item 9.01.         Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description

3.1	Amended and Restated Bylaws of the Company

10.1	Agreement effective as of August 1, 2016 between Robert Fair and the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teradata Corporation

By:	/s/ Laura K. Nyquist
Name: Laura K. Nyquist
	Title:	General Counsel and Secretary and Interim Chief Human Resource Officer

Dated: August 1, 2016

Index to Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of the Company

10.1	Agreement effective as of August 1, 2016 between Robert Fair and the Company